WOOD FUELS SUPPLY AGREEMENT



This Agreement is made this 1st. day of March , 2002, by and between RBS Enterprises, Inc. a Corporation with its principal address at 898 Fern Hill
Road, West Chester, PA 19380 (Supplier), and Green Power Energy Holdings LLC (Operator) a Delaware Corporation, with its principal address at 3212 Wickford Rd. Wilmington, NC 28409, with reference to the following:

WHEREAS, Supplier owns and operates equipment and facilities for the collection. transportation and delivery of Wood Fuels; and.

WHEREAS, Operator owns and operates an electric generating, co-generation plant and facility as set out herein: and,

WHEREAS, Supplier desires to collect. store, process and deliver to Operator such amount of Wood Fuels meeting such specifications as Operator requires upon the terms and conditions hereinafter set forth, and Operator desires to receive such services;

NOW THEREFORE, in consideration of the premises, the mutual covenants and promises set forth herein and other good and valued consideration. The receipt, adequacy and sufficiency of which are acknowledged. The parties agree as to the following:


ARTICLE 1. DEFINITIONS


     For the purposes of this Agreement, the following terms shall have the following meanings:

     A. '"Wood fuels" means processed wood which has met the specifications As set forth in Article 3 within and is suitable for fuel and combustion in state of the art gasifiers;

     B. "Treated Wood" means any wood which has been acted upon with some agent, including but not limited to, any toxic or hazardous chemicals for the purpose of improving or altering its condition.

     C. "Aged Waste" means any aged wood which is undergoing decay or loss of structural integrity.

     D. "Good Faith" means honesty in fact and the observance of reasonable commercial standards of fair dealing in the trade.

     E. "Tare Weight" refers to the deduction from the gross weight of a substance and its container made in allowance for the weight of the container .

     F. "Collect" means to gather or take on wood

     G. "Store" or "Stockpile" means to accumulate and stock waste wood for preservation and use at a later time.

     H. "Process" means a series of actions, including but not limited to, Segregating and cleaning of debris and sizing of the waste wood.

     I. "Deliver F.O.B. Operator's Facility" means "free on board" at the Operator's facility and is a delivery term under which Supplier must, at his own expense and risk, transport the goods to that place and there tender delivery of them in a manner provided in this Agreement.

     J. "Facility" means Operator's establishment and all associated equipment being a bio-mass energy co-generating facility .

     K. "Foreign Matter" means any matter alien in character to the natural state of the wood .

     L. "Supplier" means a person who deals in fuel processing or otherwise by his occupation holds himself out as having knowledge or skill, or a person who supplies or contracts to supply wood fuels.


ARTICLE 2. SERVICES TO BE RENDERED & RECIPROCAL OBLIGATIONS

     2.1 Sixty (60) days from the date on which Operator has served notice to Supplier that the conditions precedent to Operator's obligations hereunder as set forth in Article 27 have been met ("Effective Date"), and continuing for the term of this Agreement. Supplier agrees to collect, store, process and deliver to Operator such amount of wood fuels as agreed upon in Article 5 of this Agreement and Operator agrees to accept delivery of the processed wood fuels.


ARTICLE 3. SPECIFICATIONS

     Supplier represents, warrants and agrees that the processed wood fuels delivered to Operator's facility pursuant to this Agreement will meet the following specifications of wood fuel mix: plywood, non-lead painted wood, and clean construction and demolition wood. Process creosote wood may be delivered separately.

     3.1 Moisture The moisture content of such wood fuel shall not be greater than fifty (50%) per cent by weight on a wet basis; and,

     3.2 Foreign Matter -All such wood fuel shall be clean and free from metal or other deterrent materials including, but not limited to, rock and tramp metal, and shall not exceed the specified top size of the fuel material:
     (a) which will interfere with operation of the conveying, distribution, boilers, gasifiers, and/or other equipment connected with or related to the facility to which such wood fuel is delivered or in which it is to be disposed; or (b) which will materially affect the weight of such processed wood fuel; and.

     3.3 No Watered Waste -None of the collected wood fuels or other fuel products will have been intentionally or unintentionally watered (for example. but not limited to, waste that is left in or contained in open top trailers allowed to remain uncovered during heavy rainfall).

     3.4 No Aged Waste Wood - None of the collected wood fuels or other wood fuel products of the processed wood fuels will have been taken from aging or deteriorated piles of wood; creosote wood may be aged.

     3.5 No pressure treated wood with CCA or lead painted. Supplier must use X-Ray fluorescent scanner to prevent contamination.

     3.6 Product Sizing -The processed waste wood shall conform to the following size criteria: No material greater than two inch minus (2 inch -) sizing;

     3.7 Heating Value -the processed wood fuel shall have a heating value of 5,000 BTU/LB, or greater.


ARTICLE 4. COLLECTION. STORAGE & DELIVERY

     4.1 Supplier shall collect wood and shall store and process same, and shall have wood fuels delivered to Operator at its facility at a cost not to exceed $32 (Thirty Two U.S. Dollars).

ARTICLE 5. SUPPLIER'S CAPACITY

     5.1 Supplier warrants that it will collect, process and deliver wood fuels to Operator at 350 tons per day. The warranty set forth in this Article 5 shall not be construed as a limitation of Suppliers obligation to collect, store and process wood fuels and to supply wood fuels to Operator pursuant to Article 2 and Article 4 herein, in an amount sufficient to fulfill Operator's requirements for processed wood fuels.


ARTICLE 6. NON-PERFORMANCE BY SUPPLIER

     6.1 Failure to Perform - If Supplier does not deliver wood fuels to Operator in the required quantity, at site or in time period under the terms and conditions of this Agreement, or if Supplier delivers processed wood fuel to Operator which meets such conditions, but which fails to satisfy the specifications set forth in Article 3 herein, Operator shall have the right upon written notice to Supplier, to obtain the services rendered by Supplier from other persons or entities. If any such failure by Supplier is not rectified and continues for more than sixty (60) days, then Operator, at its sole discretion, may terminate this Agreement at any time after the end of such sixty (60) day period with written notice unless Supplier cures such failure and does not have any additional failure under this Article 6.1 for an additional thirty (30) days.

     6.2 Shortages in Delivery - Operator, at its option, may cover any shortage in Supplies by Supplier by making in good faith and without unreasonable delay any reasonable purchase of or contract to purchase goods in substitution for those due from Supplier and furthermore, in the event of non-conforming goods, Operator has the right to address any deficiency in delivery by rejecting the entire delivery, accepting the entire delivery, or accepting any commercial units or amounts and rejecting the balance.

ARTICLE 7. MEASUREMENT

     Operator shall determine the net weight in tons of each load of processed wood fuel by weighing the loaded vehicle at Operator's facility and deducting the tare weight there from. Operator shall then, at operator's facility, determine the specifications as outlined in Article 3 herein, on each load by its customary procedures based upon random samples. Operator may reject all or any portion of any delivery of wood fuel hereunder, if Operator reasonably determines that such delivery contains processed wood fuel which fails to meet the specifications as set forth in Article 3 herein and gives notice to Supplier of such failure within three (3) calendar days of such delivery. Operator shall be deemed to have accepted any delivery of processed waste wood that it does not rejected within such three (3) days period.

     If Supplier delivers a load to Operators site that is rejected by Operator, Supplier has the option of removing the load from Operator's site at Supplier's cost or paying Operator the equivalent cost to remove the rejected load from Operator's site.

     Operator reserves the right to have a person or persons on site at Supplier's facility to inspect each load prior to operator accepting delivery.

ARTICLE 8. PAYMENT FOR SERVICES

     8.1 The tipping fee price to be paid by Supplier to Operator for processed wood fuels shall be thirty five (35) dollars per ton. All material must be as per Article 3. Specifications.

     8.2 The tipping fee price to be paid by Supplier to Operator for processed creosote shall be thirty eight (38) dollars per ton if sourced sized and delivered to Operator's facility.

ARTICLE 9. PAYMENT DATE

     Operator and Supplier shall pay all invoices and requests for payment received from the other party within fifteen (15) days of receipt of the same. If Supplier does not pay Operator within thirty (30) days, Operator has the right to terminate this agreement.


ARTICLE 10. TERM & OPTIONS

The term of this Agreement shall commence on the date the product is first delivered and shall expire ten (10) years after the Effective Date; with Operator and/or Supplier having options to renew for (1) successive period of (10 ) years on the same terms and conditions contained herein, for a total of
(20) years, if the options are taken by Operator/ and/or Supplier. Should Operator and/or Supplier renew for any additional term then said additional term shall be the same terms and conditions contained herein. Operator and/or Supplier shall exercise its option to renew for any additional (10 ) year term by sending Operator and/or Supplier written notice of the same within ninety
(90) days, but before the expiration of the first renewal term.

ARTICLE 11. EXCUSED DELIVERY & PURCHASE

     11.1 Supplier shall be excused from collecting, storing and processing wood fuel and from supplying processed wood fuel to Operator and Operator shall be excused from accepting delivery of wood fuel from Supplier in the event of, and to the extent and during times of any fire, explosion, flood, Act of God, war, transportation strikes, civil commotion, or other governmental act, order or regulation outside Supplier's control which prevents Supplier from performing the services herein, or Operator's use of any such processed waste wood supplied. However, Supplier shall still be responsible for performing the services required under this Agreement during mud season and other typical weather induced restrictions of normal operations. If any of the above events causes Supplier to be unable to meet Operator's full requirements for waste wood or Supplier's other obligations under this Agreement. Operator shall have the option of requiring Supplier to continue at a reasonable reduced level set by Operator until such time as such event ceases to prevent Supplier from fulfilling its obligations herein.

     11.2 Mechanical Breakdown -In the event that the Operator and/or Supplier have a major breakdown at their operating sites, Operator and/or Supplier are temporarily relieved of their obligations under this Agreement until the repairs to the facility have been completed. Operator and/or Supplier shall notify the other party of the breakdown within forty-eight (48) hours and give an estimated time for repairs. The Agreement shall be back in full force and effect the day after the repairs are completed. Best efforts must be exercised by Operator and/or Supplier towards resolutions of any such problems, and the efforts to repair must be accomplished in a timely fashion.

ARTICLE 12. INSURANCE

     During the term of this Agreement, Supplier shall maintain general liability insurance with a minimum coverage of $2,000,000 per instance. Property damage insurance with a minimum coverage of $1,000,000 and Workman's Compensation insurance as required by the laws of the State of Pennsylvania.

ARTICLE 13. NON-WANER

Failure of either party at any time to require strict performance by the other of any provisions herein shall not constitute a waiver of any succeeding breach.


ARTICLE 14. ASSIGNMENT

This Agreement and all of the provisions herein, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be assigned by either party by way of merger, consolidation or sale of assets, including assignments to financing parties, a parent, subsidiary or affiliated company without the other parties consent provided that (I) the assignor shall remain fully liable for all warranties, representations and covenants herein unless released, in writing by the other party, and (II) the assignee shall assume in writing, all warranties, representations and covenants under this Agreement. This Agreement may also be assigned as collateral by Operator to any financing parties and their successors and assigns without consent of the Supplier.


ARTICLE 15. TIME OF ESSENCE

Time is of the essence in the performance of the Supplier's obligations hereunder .


ARTICLE 16. SEVERABILTY

This Agreement is intended to be performed with and only to the extent permitted by, all applicable Federal, State, County, municipal and local laws, statutes, ordinances, directives, orders, regulations, requirements, restrictions and rules. If any provision of this Agreement or the application thereof by any person, entities or circumstance, shall for any reason and to any extent be invalid or unenforceable the remainder of this Agreement and the application of its provisions to other persons, entities or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.


ARTICLE 17. NOTICES

Unless otherwise specified, any notices, demands or other communications which may be permitted or required hereunder shall be in writing and shall be deemed to have been given earlier than the date personally delivered.


         RBS Enterprises, Inc.                       GREEN POWER GROUP, INC
         898 Fern Hill Road                          3212 Wickford Road
         West Chester, PA  19380                     Wilmington, NC  28409





ARTICLE 18. AUDIT RIGHTS

Operator or Supplier shall have the right to audit Operators or Supplier's books and records, to the extent necessary or appropriate for Operator or Supplier to verify Operator's or Supplier's compliance with the terms and conditions herein, during normal business hours upon reasonable advance notice.


ARTICLE 19. NO THIRD PARTY BENEFIT

     Except as specifically otherwise set forth herein. nothing contained in this Agreement, whether express or implied, shall be construed to give any person or entity other than the parties hereto, any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provisions contained herein.

ARTICLE 20. NO PRESS RELEASES

No party herein shall issue a press releases, advertisement, publicity material or similar written matter or participate in a media interview which mentions or refers to another party without the prior written consent of that party.


ARTICLE 21. AMENDMENT

This Agreement may be amended or changed only by an agreement in writhing signed by each of the party's duly authorized officer or agent.


ARTICLE 22. COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which shaft constitute on original of this Agreement, but all of which shall together constitute one and the same instrument.

ARTICLE 23. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the parties with respect to the subject matter herein and supersedes and replaces all other written or oral agreements, discussions, and guidelines thereon between the parties.


ARTICLE 24. HEADINGS

Headings and titles used herein are for the convenience of the reader, and shall not be construed to limit or increase the scope or affect the meaning of any provisions herein.


ARTICLE 25. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.


ARTICLE 26. CONDITIONS PRECEDENT

     26.1 Supplier Permits -Supplier shall have obtained all necessary Federal, State and/or local permits to accept co-mingled materials, which include, but are not limited to, construction wood. painted wood, paper, plastic. shingles and creosote.

     26.2 Operator Permits -Operator shall have all necessary Federal, State and/or local permits and approvals in place to accept the processed waste wood from Supplier.

ARTICLE 27. ARBITRATION

     27.1 All disputes and controversies of every kind and nature between the parties herein arising out of or in connection with this Agreement as to its existence. construction, validity, interpretation or meaning, performance. non-performance, enforcement, operation, breach, continuance or termination therefore shall be submitted to arbitration pursuant to the procedure listed in 27.2.
     27.2 Either party may demand arbitration in Writing to the American Arbitration Association's (A.A.A.) local office, after a controversy arises. The parties agree that the A.A.A.'s Commercial Arbitration Rules in effect as of April 1 I 1982, or as amended thereafter shall apply. The A.A.A. shall supply each party with an identical list of arbitrators. Each party to the dispute shall have seven (7) days from the mailing date in which to strike any names objected to, number the remaining names to indicate the order of preference, and return the list to the A.A.A. If a party does not return the list within the time specified, all persons named therein shall be deemed acceptable. The A.A.A. shall then pursuant to its rules, appoint one arbitrator. Once the A.A.A. appoints an arbitrator, a hearing date shall be set within sixty (60) days.

     27.2 Neither the parties or the arbitrator, may obtain a continuance unless all parties and the arbitrator agree. If discovery is necessary 1 al' parties shall complete discovery five (5) days before the hearing date. The arbitration hearing shall be conducted as soon as possible and an award and/or decision shall be made within ten ( 10) days after the close of the submission of evidence. An award rendered by the arbitrator appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by either party in any court having jurisdiction. Venue for the purposes of any cause of action shall be the Supreme Court of the State of Delaware, or the United States District Court, State of Delaware.
     27.4 The initiating party shall advance the administration fees to the dispute: however .the unsuccessful party shall bear all costs and expenses of the arbitration proceeding to the A.A.A., costs of all parties discovery, including depositions expenses. the arbitrator's fees and travel expenses, and reasonable attorney's fees of the successful party .

     27.5 The parties agree that the provisions herein shall be a complete defense to any suit, action or proceedings instituted in any Federal, State or local court. Nothing herein contained shall be deemed to give the arbitrator any authority, power or right to alter, change, amend, modify and add to or subtract from any provisions of this Agreement.

IN WITNESS WHEREOF. the parties hereto have caused this Agreement to be executed by their duly authorized officers and/or agents on the dates indicated below their respective executions.

RBS Enterprises, Inc.    /s/ Steve Stanko      Title                        Date
                         ------------------                  ---------------
                         President

Green Power Energy Holdings LLC  /s/ Wayne Coverdale Title               Date
                                --------------------         ------------
                                 President